CLOSING AGREEMENT

     THIS AGREEMENT made the 20th day of October, 1995.

BETWEEN:

          FISCHER-WATT GOLD COMPANY INC.
          a corporation incorporated under the laws of the State of Nevada,

                (hereinafter referred to as "Fischer-Watt")

                                                OF THE FIRST PART

                              - and -

          GREENSTONE RESOURCES CANADA, LTD.
          a corporation incorporated under the laws of Bermuda,

               (hereinafter referred to as "Greenstone Bermuda")

                                               OF THE SECOND PART

- and -

          GREENSTONE RESOURCES LTD.
          a corporation incorporated under the laws of Canada,

               (hereinafter referred to as "Greenstone")

                                                OF THE THIRD PART

     WHEREAS pursuant to a letter agreement dated August 28, 1995 (the "Letter Agreement") between Fischer-Watt and Greenstone, Fischer-Watt agreed to purchase 100% of Greenstone's Colombia branch, in exchange for Fischer-Watt's interest in Minerales de Copan S.A. de C.V.;

     AND WHEREAS the parties wish to complete the transactions contemplated by the Letter Agreement;

     AND WHEREAS to facilitate the closing of the transaction, Greenstone Bermuda has incorporated the Corporation (as defined below), and transferred to it all of the assets and certain of the liabilities of its Colombian branch;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively covenant and agree as follows:

1.    Defined Terms:

      Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

1.1   "the Corporation" means Greenstone Resources of Colombia
Ltd., a corporation incorporated under the laws of Bermuda;

1.2 "Common Shares" means the common shares (without par value) in the capital of the Corporation;

1.3 "Copan Interests" means the shares of Minerales de Copan and options to acquire shares of Minerales de Copan currently held by Fischer-Watt and its affiliates, including without limitation the shares and options described in Schedule 3;

1.4 "Effective Time" means the close of business on the 24th day of August, 1995;

1.5 "GOC" means Greenstone of Colombia, a wholly-owned branch of Greenstone Bermuda registered to carry on business in Colombia;

1.6 "Minerales de Copan" means Minerales de Copan S.A. de C.V., a corporation incorporated under the laws of Honduras;

1.7 "MSR" means Minas Santa Rosa S.A., a wholly-owned subsidiary of Greenstone Bermuda incorporated under the laws of Panama;

1.8 "Oronorte" means Compania Minera Oronorte S.A., a corporation incorporated under the laws of Colombia;

1.9 "Oronorte Shares" means the shares in the capital of Oronorte;

1.10 "Promissory Note" means the promissory note of the Corporation dated October 20, 1995, pursuant to which the Corporation promises to pay to Greenstone Bermuda the principal sum of US$300,000, together with interest at the rate of 10% per annum;

1.10 The term "Purchased Shares" has the meaning attributed thereto in Article 3;

1.11 All dollar amounts referred to in this agreement are in U.S. funds.

2.    Schedules:

      The following are the Schedules attached to and incorporated in this agreement by references and deemed to be part hereof:

      Schedule 1     Assets of GOC as at the Effective Time

      Schedule 2 Liabilities of GOC as at the Effective Time, including known contingent liabilities

      Schedule 3     Copan Interests

3.    Transfer of Purchased Shares for Copan Interests

3.1 Subject to the terms and conditions hereof, Greenstone Bermuda hereby sells, assigns and transfers to Fischer-Watt and Fischer-Watt hereby purchases from Greenstone Bermuda all of the issued and outstanding shares in the capital of the Corporation (the "Purchased Shares").

3.2   In satisfaction of the purchase price for the Purchased
Shares, Fischer-Watt hereby sells, assigns and transfers to Greenstone Bermuda, and Greenstone Bermuda hereby purchases from Fischer-Watt, the Copan Interests.

4.    Covenants, Representations and Warranties of Greenstone
      Bermuda:

      Greenstone Bermuda covenants, represents and warrants as follows and acknowledges that Fischer-Watt is relying upon such covenants, representations and warranties in connection with the purchase by Fischer-Watt of the Purchased Shares:

4.1 The representations and warranties of Greenstone as set out in the Letter Agreement are true and correct;

4.2 The Corporation has been duly incorporated and organized and is validly subsisting and in good standing under the laws of Bermuda; it has the corporate power to own GOC;

4.3 The authorized capital of the Corporation consists of 5,000,000 Common Shares, of which 5,000,000 of the Common Shares
(and no more)(being the Purchased Shares referred to herein) have been duly issued and are outstanding as fully paid and non-assessable;

4.4 All of the Purchased Shares are owned by Greenstone Bermuda as the beneficial owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

4.5 No person, firm or corporation has any agreements or option or any right to privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from Greenstone Bermuda of any of the Purchased Shares;

4.6 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation;

4.7 The books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Corporation as at the date hereof and all material financial transactions of the Corporation relating to GOC and Oronorte have been accurately recorded in such books and records;

4.8 The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation, all such meetings were duly called and held, the share certificate books, register of shareholders, register of transfers, and register of directors of the Corporation are complete and accurate and all exigible security transfer tax payable in connection with the transfer of any securities of the Corporation has been duly paid;

4.9 The entering into of this agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Corporation or of any indenture or other agreement, written or oral, to which the Corporation may be a party;

4.10 This agreement has been duly executed and delivered by Greenstone Bermuda and is a valid and binding obligation of Greenstone Bermuda enforceable in accordance with its terms;

4.11 The only assets of the Corporation consist of its interest in GOC; the only liabilities of the Corporation consist of its indebtedness to Greenstone Bermuda as evidenced by the Promissory Note; as at the Effective Time, the assets of GOC included the shares of Oronorte described in Schedule 1 attached hereto, and the current assets of Oronorte included the pending settlement, cash, gold and accounts receivable described in Schedule 1 attached hereto, and the liabilities of GOC and its subsidiaries included the liabilities described in Schedule 2 attached hereto;

4.12 The issued and outstanding share capital of Oronorte consists of 64,840,000 Oronorte Shares;

4.13 61,539,997 Oronorte Shares are owned by GOC as the beneficial owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever; GOC is the beneficial owner of an additional 3 Oronorte Shares, as described in Schedule 1 attached hereto;

4.14 470,000 Oronorte Shares are owned by MSR as the beneficial owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

4.15 No person, firm or corporation has any agreements or option or any right to privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from GOC or any of the 61,539,997 Oronorte Shares held by GOC or of any of the 470,000 Oronorte Shares held by MSR;

4.16 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of Oronorte or of any securities of Oronorte;

5.    Covenants, Representations and Warranties of Fischer-Watt:

      Fischer-Watt covenants, represents and warrants as follows and acknowledges that Greenstone Bermuda is relying upon such covenants, representations and warranties in connection with the acquisition by Greenstone Bermuda of the Copan Interests:

5.1 The representations and warranties of Fischer-Watt as set out in the Letter Agreement are true and correct;

5.2 All of the Copan Interests are owned by Fischer-Watt or its affiliates as the beneficial owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever, except for the liens in favour of Greenstone or any of its subsidiaries;

5.3 No person, firm or corporation other than Greenstone or its affiliates has any agreements or option or any right to privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from Fischer-Watt or its affiliates of any of the Copan Interests;

5.4 The entering into of this agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of Fischer-Watt or of any indenture or other agreement, written or oral, to which Fischer-Watt may be a party; provided, however, that it is acknowledged that the option agreements which are included in the Copan Interests provide that such option agreements may only be assigned by Fischer-Watt with the consent of the optionor, and Fischer-Watt does not represent or warrant that any such consents have been obtained;

5.5 This agreement has been duly executed and delivered by Fischer-Watt and is a valid and binding obligation of Fischer-Watt enforceable in accordance with its terms.

6.    Survival of Covenants, Representations and Warranties:

6.1 The covenants, representations and warranties of Greenstone, Greenstone Bermuda and Fischer-Watt contained in this agreement and in the Letter Agreement shall survive the closing of the purchase and sale of the Purchased Shares herein provided for a period of one (1) year from the date hereof.

7.    Closing Arrangements:

      The parties shall complete the transaction of purchase and sales as follows:

7.1 Upon execution of this Agreement, Greenstone Bermuda shall deliver to Fischer-Watt a duly executed conveyance of beneficial ownership whereby beneficial ownership of the Purchased Shares is transferred and conveyed to Fischer-Watt; Greenstone Bermuda will thereafter hold record ownership of the Purchased Shares in trust for Fischer-Watt and, subject to Fischer-Watt paying all exigible security transfer taxes in respect of the transfer of the Purchased Shares to Fischer-Watt, will do all such things as are within its reasonable control to cause record ownership of the Purchased Shares to be registered in the name of Fischer-Watt or its nominee(s) as soon as possible;

7.2 Upon execution of this Agreement, Greenstone Bermuda shall cause MSR to deliver to Fischer-Watt certificates respecting the 470,000 Oronorte Shares registered in the name of MSR, duly endorsed in blank for transfer with all exigible security transfer taxes paid and will cause transfers of such shares to be duly and regularly recorded in the name of Fischer-Watt or its nominee(s);

7.3 Upon execution of this Agreement, Greenstone Bermuda and Greenstone shall deliver to Fischer-Watt written confirmation, in form and content reasonably satisfactory to Fischer-Watt, that any indebtedness of Fischer-Watt, GOC or Oronorte to Greenstone Bermuda, Greenstone or any affiliate of Greenstone (other than the Corporation) has been forgiven; provided that such forgiveness shall not apply to Fischer-Watt's guarantee of the Promissory Note;

7.4 Upon execution of this Agreement, Greenstone Bermuda will cause a meeting of the board of directors of the Corporation to be held at which all the directors and officers of the Corporation will resign in favour of nominees of Fischer-Watt;

7.5 Upon execution of this Agreement, Fischer-Watt will execute a release in favour of Greenstone Bermuda, pursuant to which Fischer-Watt conveys, assigns and transfers to Greenstone Bermuda all of its interest in the shares of Minerales de Copan included in the Copan Interests, which shares are currently being held by Greenstone Bermuda and Fischer-Watt;

7.6 Upon execution of this Agreement, Fischer-Watt will deliver to Greenstone Bermuda duly executed assignments of the share purchase options included in the Copan Interests, such assignments to be in form and content reasonably satisfactory to Greenstone Bermuda and its solicitors, and shall notify each of the other parties to such share purchase options (the "Copan Optionors") of the assignment of the option to Greenstone Bermuda; it is expressly acknowledged that such assignments shall be subject to the consent of the Copan Optionors, and that in the event that one or more Copan Optionors refuse such consent, the affected share purchase options shall be dealt with in accordance with section 8.5 hereof;

7.7 Following execution of this Agreement, the parties shall do such further things and execute such other instruments as may be necessary or desirable to give effect to the intent of this agreement and of the Letter Agreement.

8.    Acknowledgment, Indemnification and Further Assurances:

8.1 Fischer-Watt acknowledges and agrees that the total of cash, accounts receivable and saleable gold in inventory of GOC and Oronorte, calculated on a consolidated basis, was not less than US$450,000 at the Effective Time.

8.2 Greenstone Bermuda and Greenstone hereby covenant and agree to indemnify and save harmless Fischer-Watt, Oronorte and the Corporation of and from any loss whatsoever arising out of, under or pursuant to any transactions, dealings, or relationships with Norman Bracht, John Miller or their related companies against GOC or Oronorte in respect of any matter or dispute existing as of the Effective Time.

8.3   Greenstone Bermuda confirms that, as provided in section
(4) of the Letter of Agreement, it shall pursue legal action against Bracht and Miller at its expense and, in the event that it acquires or is entitled to any land or mineral rights in Colombia as a result of such action, it shall promptly offer to transfer such land or mineral rights to Oronorte at Greenstone Bermuda's cost, if any, Oronorte shall have a period of 90 days from receipt of a written offer from Greenstone Bermuda with respect to any particular land or mineral interest to accept such offer, failing which such offer shall lapse and Greenstone Bermuda shall be under no further obligation to offer such land or mineral interest to Oronorte. Greenstone Bermuda further confirms that in the even that as a result of its action against Bracht and Miller it acquires or is entitled to any shares or Oronorte, it shall promptly offer to transfer such shares to Fischer-Watt at Greenstone Bermuda's cost, if any. Fischer-Watt shall have a period of 90 days from receipt of a written offer from Greenstone Bermuda with respect to any shares of Oronorte acquired from Bracht or Miller to accept such offer, failing which such offer shall lapse and Greenstone Bermuda shall be under no further obligation to offer such shares to Fischer-Watt.

8.4 Greenstone and Greenstone Bermuda acknowledge that, as provided in section (10) of the Letter Agreement, the total liabilities of GOC and its subsidiaries as of the Effective Time, excluding the Lease Obligations (as defined in the Letter Agreement), shall not exceed US$1,000,000. Greenstone and Greenstone Bermuda acknowledge and agree that the liability, if any, of Oronorte to Dual Resources Ltd. of Colombia Sociedad Ordinaria de Minas Carmen ("Carmensom") pursuant to section 16 of a purchase agreement dated July 15, 1994 between Oronorte and Carmensom, shall be included in the total liabilities of GOC as of the Effective Time for purposes of section (10) of the Letter Agreement. Greenstone and Greenstone Bermuda further covenant and agree that, to the extent that the total liabilities of GOC and its subsidiaries as of the Effective Time (excluding any liabilities to Greenstone or Greenstone Bermuda which are forgiven pursuant to section 7.3 hereof) exceed US$1,000,000, Greenstone and/or Greenstone Bermuda shall pay to Oronorte an amount equal to such excess.

8.5 In the event that any Copan Optionors refuse to consent to the assignment of one or more share purchase options (the "Non-Assigned Options") to Greenstone Bermuda, Fischer-Watt agrees that it shall hold such Non-Assigned Options in trust for Greenstone Bermuda, and that subject to receipt by Fischer-Watt of written instructions concerning the exercise of the Non-Assigned Options and of funds sufficient to exercise such Non-Assigned Options, Fischer-Watt shall use its reasonable best efforts to exercise the Non-Assigned Options and to cause the shares of Minerales de Copan acquired pursuant to such exercise(s) to be transferred to Greenstone Bermuda for no additional consideration.

8.6 Greenstone and Greenstone Bermuda hereby covenant and agree to do such things and execute such documents or instruments as may be desirable or necessary to transfer to the Corporation all rights held by either of them to repatriation of foreign investments made by either of them into Oronorte or GOC, and to obtain registration of such rights of repatriation with the appropriate Colombian authorities in the name of the Corporation; provided, however, that it is expressly agreed that any legal fees or government filing fees incurred to transfer to the Corporation such rights of repatriation shall not be the responsibility of Greenstone or Greenstone Bermuda.

9.    General:

9.1 Each party (in this section the "Covenanting Party") covenants and agrees with the other party (the "Other Party") to indemnify and save harmless the Other Party from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable by any broker, agent or other intermediary who has acted for the Covenanting Party in connection with the transactions contemplated hereby or by the Letter Agreement.

9.2 No announcement with respect to this agreement shall be made by either party without the prior approval of the other party. Provided, however, that (1) such approval shall not be unreasonably withheld and (2) such approval shall not be required if prior approval would prevent the timely and accurate dissemination of such announcement as required to comply with any applicable law, rule or policy.

9.3   Time shall be of the essence of this agreement.

9.4 This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

9.5 This Agreement, including the Schedules hereto, read together with the Letter Agreement, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

9.6 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario, Canada. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

9.7 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and assigns.

     IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

                                 FISCHER-WATT GOLD COMPANY, INC.

                                 /s/ George Beattie
                                 President

                                 GREENSTONE RESOURCES CANADA LTD.

                                 /s/ Rudi P. Fronk
                                 President